Exhibit 99.3

Execution Version

LOCK-UP AGREEMENT

July 17, 2023

Neoleukin Therapeutics, Inc.

188 East Blaine Street, Suite 450

Seattle, WA 98102

Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) understands that Neoleukin Therapeutics, Inc., a Delaware corporation (“Parent”) and Neurogene Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of July 17, 2023 (as the same may be amended from time to time, the “Merger Agreement”) with Project North Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

As a condition and inducement to Parent and the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, (a) without the prior written consent of the Company, during the period commencing on the receipt of Required Company Stockholder Vote and ending upon the earlier of (i) Closing and (ii) the termination of the Merger Agreement in accordance with its terms, solely with respect to any shares of Company Capital Stock or any securities convertible into or exercisable or exchangeable for shares of Company Capital Stock (including without limitation, shares of Company Capital Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities of the Company, which may be issued upon exercise of an option to purchase shares of Company Capital Stock, or a warrant to purchase shares of Company Capital Stock) that are currently or hereafter owned by the undersigned (the “Company Shares”), and (b) without the prior written consent of Parent, during the period commencing upon the Closing and ending on the date that is 180 days after the Closing Date, solely with respect to any shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for shares of Parent Common Stock (including without limitation, shares of Parent Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities of Parent which may be issued upon exercise of an option to purchase shares of Parent Common Stock, or a warrant to purchase shares of Parent Common Stock) that are currently or hereafter owned by the undersigned (the “Parent Shares” and collectively with the Company Shares, the “Undersigned’s Shares”) (such period described in (a) and (b), as applicable, the “Restricted Period”) the undersigned will not:

(1)            offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the Undersigned’s Shares, except as set forth below;

(2)            enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (1) above or this clause (2) is to be settled by delivery of shares of Company Capital Stock or Parent Common Stock or other securities, in cash or otherwise, as applicable;

(3)            make any demand for, or exercise any right with respect to, the registration of any shares of Company Capital Stock or Parent Common Stock or any security convertible into or exercisable or exchangeable for shares of Company Capital Stock or Parent Common Stock (other than such rights set forth in the Merger Agreement), as applicable; or

(4)            publicly disclose the intention to do any of the foregoing.

The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:

(a)            transfers of the Undersigned’s Shares:

(1)            (A) to any person related to the undersigned (or to an ultimate beneficial owner of the undersigned) by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, other testamentary document, intestacy or other operation of Law, (C) as a bona fide gift or a charitable contribution, (D) by operation of Law pursuant to a qualified domestic order or in connection with a divorce settlement or (E) to any partnership, corporation or limited liability company which is controlled by or under common control with the undersigned and/or by any such Family Member(s);

(2)            if the undersigned is a corporation, partnership, limited liability company or other entity, (A) to another corporation, partnership, limited liability company or other entity that is a direct or indirect affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities that controls or manages, is under common control or management with, or is controlled or managed by, the undersigned, (B) as a distribution or dividend to equity holders, current or former general or limited partners, members or managers (or to the estates of any of the foregoing), as applicable, of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders), (C) as a bona fide gift or a charitable contribution or otherwise to a trust or other entity for the direct or indirect benefit of an immediate family member of a beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of the Undersigned’s Shares or (D) transfers or dispositions not involving a change in beneficial ownership; or

(3)            if the undersigned is a trust, to any grantors or beneficiaries of the trust; provided that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value (other than transfers pursuant to 1(A), 1(E) or 2(A)) and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Parent and the Company a lock-up agreement in the form of this Lock-Up Agreement with respect to the Undersigned’s Shares or such other securities that have been so transferred or distributed;

(b)            the exercise of an option to purchase shares of Company Capital Stock or Parent Common Stock (including a net or cashless exercise of an option to purchase shares of Company Capital Stock or Parent Common Stock), as applicable, and any related transfer of shares of Company Capital Stock to the Company or Parent Common Stock to Parent, as applicable, for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options; provided that, for the avoidance of doubt, the underlying shares of Company Capital Stock and Parent Common Stock, as applicable, shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(c)            transfers of Parent Common Stock sold in open market transactions during the Restricted Period to generate such amount of net proceeds to the Stockholder from such sales (after deducting any commissions) in an aggregate amount up to the total amount of taxes or estimated taxes (as applicable) that become due as a result of the vesting of Parent Restricted Stock Units during the Restricted Period; provided that, for the avoidance of doubt, the underlying shares of Parent Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(d)            transfers of Company Capital Stock to the Company, or Parent Common Stock to Parent, as applicable, in connection with the net settlement of any other equity award that represents the right to receive in the future shares of Company Capital Stock, settled in shares of Company Capital Stock, or Parent Common Stock, settled in shares of Company Capital Stock or Parent Common Stock, as applicable, in each case, to pay any tax withholding obligations; provided that, for the avoidance of doubt, the underlying shares of Company Capital Stock or Parent Common Stock, as applicable, shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(e)            the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Parent Common Stock; provided that such plan does not provide for any transfers of shares of Parent Common Stock during the Restricted Period;

(f)            transfers by the undersigned of shares of Company Capital Stock purchased by the undersigned on the open market following receipt of the Required Company Stockholder Vote;

(g)            transfers by the undersigned of shares of Parent Common Stock or Parent Pre-Funded Warrants purchased by the undersigned on the open market or in a public offering by Parent, in each case following the Effective Time;

(h)            transfers by the undersigned of shares of Parent Common Stock or Parent Pre-Funded Warrants purchased by the undersigned prior to the Effective Time that are unrelated to those shares of Parent Common Stock to be issued as consideration pursuant to the Merger Agreement, or Parent Pre-Funded Warrants in lieu thereof;

(i)            pursuant to a bona-fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Company’s capital stock or Parent’s capital stock, as applicable, involving a change of control of the Company or Parent, as applicable, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the restrictions contained in this Lock-Up Agreement;

(j)            transfers of the Undersigned’s Shares pursuant to an order of a court or regulatory agency; or

(k)            transfers by the undersigned of shares of Parent Common Stock or Parent Pre-Funded Warrants (including Parent Common Stock issued in conjunction with the exercise of such Parent Pre-Funded Warrants), in each case that are issued pursuant to the Merger Agreement in respect of shares or pre-funded warrants of the Company, if any, purchased from the Company on or about the Closing Date (but prior to the Closing of the Merger) in connection with the Company Pre-Closing Financing; and

provided, further, that, with respect to each of (a), (b), (c), (d) and (e) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under Section 16 of the Exchange Act or other public announcement shall be made voluntarily reporting a reduction in beneficial ownership of shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock in connection with such transfer or disposition during the applicable Restricted Period (other than any exit filings) and if any filings under Section 16(a) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of Parent Common Stock in connection with such transfer or distribution, shall be legally required during the applicable Restricted Period, such filing, report or announcement shall clearly indicate in the footnotes therein, in reasonable detail, a description of the circumstances of the transfer and that the shares remain subject to the lock-up agreement.

For purposes of this Lock-Up Agreement, “change of control” with respect to Parent or the Company, as applicable shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of Parent’s voting securities or the Company’s voting securities, as applicable, if, after such transfer, such party’s stockholders as of immediately prior to such transfer do not hold a majority of the outstanding voting securities of such party (or the surviving entity).

Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of the Company or Parent, as applicable. In furtherance of the foregoing, the undersigned agrees that the Company, Parent and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. The Company and Parent may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Company Capital Stock or Parent Common Stock, as applicable:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that if the Merger Agreement is terminated for any reason, the undersigned shall be released from all obligations under this Lock-Up Agreement. The undersigned understands that Parent is proceeding with the transactions contemplated by the Merger Agreement in reliance upon this Lock-Up Agreement.

Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Lock-Up Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the parties waives any bond, surety or other security that might be required of any other party with respect thereto. Each of the parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

In the event that any holder of the Company’s securities or Parent’s securities that are subject to a substantially similar agreement entered into by such holder, other than the undersigned, is permitted by the Company or Parent, as applicable, to sell or otherwise transfer or dispose of shares of Company Capital Stock or Parent Common Stock, as applicable, for value other than as permitted by this or a substantially similar agreement entered into by such holder (whether in one or multiple releases or waivers), the same percentage of shares of Company Capital Stock or Parent Common Stock, as applicable, held by the undersigned on the date of such release or waiver as the percentage of the total number of outstanding shares of Company Capital Stock or Parent Common Stock, as applicable, held by such holder on the date of such release or waiver that are the subject of such release or waiver shall be immediately and fully released on the same terms from any remaining restrictions set forth herein (the “Pro-Rata Release”); provided, however, that such Pro-Rata Release shall not be applied unless and until permission has been granted by the Company or Parent, as applicable, to an equity holder or equity holders to sell or otherwise transfer or dispose of all or a portion of such equity holders shares of Company Capital Stock or Parent Common Stock, as applicable, in an aggregate amount in excess of 1% of the number of shares of Company Capital Stock or Parent Common Stock, as applicable, subject to a substantially similar agreement. In the event of any Pro-Rata Release, the Company or Parent, as applicable, shall promptly (and in any event within two (2) business days prior to such release) inform each relevant holder of Company Capital Stock or Parent Common Stock, as applicable, of the terms of such Pro-Rata Release.

Upon the release of any of the Undersigned’s Shares from this Lock-Up Agreement, the Company or Parent, as applicable, will reasonably cooperate with the undersigned to facilitate the timely preparation and delivery of certificates representing the applicable Undersigned Shares without the restrictive legend above or the withdrawal of any stop transfer instructions by virtue of this Lock-Up Agreement.

This Lock-Up Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the parties arising out of or relating to this Lock-Up Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with foregoing clause (i) of this paragraph, (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party and (v) irrevocably and unconditionally waives the right to trial by jury. This Lock-Up Agreement constitutes the entire agreement between the parties to this Lock-Up Agreement and supersedes all other prior agreements, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by all parties by facsimile or electronic transmission in PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

Print Name of Stockholder:	BAKER BROTHERS LIFE SCIENCES, L.P.

Signature (for individuals):

/s/ Scott Lessing
Signature (for entities):

By: BAKER BROS. ADVISORS LP,
management company and investment adviser to
Baker Brothers Life Sciences, L.P., pursuant to
authority granted to it by Baker Brothers Life Sciences Capital, L.P., general partner to Baker Brothers Life Sciences, L.P., and not as the general partner.

Name: Scott Lessing
Title: President

[Signature Page to Lock-Up Agreement]

Accepted and Agreed by:

NEOLEUKIN THERAPEUTICS, INC.

By:	/s/ Donna M. Cochener
Name:	Donna M. Cochener
Title:	Interim Chief Executive Officer

[Signature Page to Lock-Up Agreement]

Accepted and Agreed

by Neoleukin Therapeutics, Inc.

By:

Name:

Title:

Accepted and Agreed

by Neurogene Inc.

By:	/s/ Christine Mikail
Name:	Christine Mikail
Title:	President and Chief Financial Officer

[Signature Page to Lock-Up Agreement]